EXHIBIT 99.1

International Absorbents Inc.
“Products and Technology for the Good of the Environment”

FOR IMMEDIATE RELEASE:

Daniel J. Whittle and Michael Bentley Join International Absorbents’
Board of Directors

BELLINGHAM, WASH., July. 14, 2003... International Absorbents Inc. (AMEX: IAX), a leading developer and producer of environmentally-friendly pet care and industrial products, today announced that Daniel J. Whittle and Michael Bentley have joined its Board of Directors.

New rules and recommendations by various regulatory bodies and exchanges will require greater independence on the Board of Directors (“the Board”) and on specific Board committees. As a result, Mr. Whittle was nominated as a Director and subsequently elected to the Board by proxy at the Company’s recent Annual General Meeting. Mr. Bentley was appointed by the Board to fill the vacant seat of resigned Director Shawn Dooley. Mr. Dooley, who was a Director of International Absorbents and is the Vice-President of Sales and Marketing for its subsidiary, Absorption Corp, resigned from the Board to help enable the Company to comply with these new rules and recommendations.

Until recently, Daniel J. Whittle was the Senior Vice-President at Oce Display Graphics Systems. Prior to that, from July 1999 to February 2000, Mr. Whittle was a director of H.K. Productions in London, England, a subsidiary of Gretag Imaging. His executive management experience also includes Director of Engineering at Firetrol, Vice-President of R&D and Manufacturing and later President of Cymbolic Sciences, and Senior Vice-President at Gretag Professional Imaging. After receiving his Ph.D. in Physics from the University of Pennsylvania in August 1982, Mr. Whittle held various technical and management positions in engineering and manufacturing for 12 years at IBM.

Michael Bentley is currently President of M64 Management, which provides strategy, marketing and governance consulting to a variety of clients in Canada and the US. Prior to that, he served in a variety of management positions at Canfor Corporation from 1987 to 1999. Mr. Bentley currently sits on the Boards of Precious Minerals Mining and Refining Corp. and the Business Family Centre at the University of British Columbia Sauder School of Business. Past board positions include Wittke Inc., which traded on the TSX until being purchased in 2002, and a number of private companies and charitable organizations. He has a Bachelor of Arts degree from the University of British Columbia. and a Master of Science in Management from Stanford University in Palo Alto, CA.

“We have greatly strengthened our Board of Directors with the appointments of Mr. Whittle and Mr. Bentley,” commented Gordon L. Ellis, Chairman of International Absorbents Inc. “These two gentlemen bring with them a wealth of management experience in both public and private companies and will more than fulfill our need for additional independent voices on the Board.”

Contact:
 Charles (Chuck) Tait
International Absorbents Inc.
(604) 514-6559 or (604) 681-6181
info@absorbent.com
Statements made in this document referring to the Company’s outlook, sales, expenses, profits and cash flow are forward-looking statements. It is important to note that the Company’s actual results could differ materially from those projected, due to various risk factors. Those risks include, but are not limited to consumer acceptance of the Company’s products in new markets, competitor reactions and their ability to market and price their products, general economic conditions outside of the control of the Company, and the economic availability of sources of raw materials to meet demand rates necessary to sustain growth. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including but not limited to forms 10-KSB, 10-QSB and the proxy statement.